Exhibit 10(a)65

                         DEFERRED COMPENSATION PLAN FOR

                        DIRECTORS OF THE SOUTHERN COMPANY

                Amended and Restated Effective February 17, 1997

                                    SECTION I

                                   Definitions

1.1 "Beneficiary Election" means the designation by the Director of the person or persons to whom distributions are made from the Plan upon the death of the director pursuant to Section 7.

1.2 "Board" or "Board of Directors" means the Board of Directors of the Company.

1.3 "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

1.4 "Committee" means the Governance Committee of the Board, or such other committee as may be designated by the Board to be responsible for administering the Plan.

1.5 "Common Stock" means the common stock of the Company, including any shares into which it may be split, subdivided, or combined.

1.6 "Common Stock Investment Account" means the bookkeeping account established pursuant to Section 6.2 in which a Director may elect to defer compensation or make investments, and includes amounts credited thereto to reflect the reinvestment of dividends.

1.7      "Company" means The Southern Company, and any successor thereto.

1.8 "Compensation Payment Date" means the date on which compensation, including cash retainer, meeting fees, and the Stock Retainer, is payable to a Director or compensation would otherwise be payable to a Director if an election to defer such compensation had not been made.

1.9 "Deferred Compensation Account" means the Prime Rate Investment Account, the Common Stock Investment Account, and/or the Deferred Stock Account.

1.10     "Deferred Pension Election" means the election by a Director under
         Section 5.3 in connection with the deferral of receipt of the Director's Pension Benefit until termination from the Board.

1.11 "Deferred Stock Account" means the bookkeeping account established under Section 6.3 on behalf of a Director and includes shares of Common Stock credited thereto to reflect the reinvestment of dividends pursuant to Section 6.3(a)(iii).

1.12     "Director" means a member of the Board.

1.13 "Directors' Stock Trust" means The Southern Company Directors' Deferred Stock Trust established between the Company and Reliance Trust Company.

1.14 "Distribution Election" means the designation by a Director of the manner of distribution of the amounts and quantities held in the Director's Deferred Compensation Accounts upon the director's termination from the Board of Directors pursuant to Section 5.4.

1.15 "Market Value" means the average of the high and low prices of the Common Stock, as published in the Wall Street Journal in its report of New York Stock Exchange composite transactions, on the date such Market Value is to be determined, as specified herein (or the average of the high and low sale prices on the trading day immediately preceding such date if the Common Stock is not traded on the New York Stock Exchange on such date).

1.16 "Pension Benefit" means the U.S. dollar amount of the actuarially-determined present value of benefits based on a Director's expected service at the required retirement date under The Southern Company Outside Directors Pension Plan, as calculated as of the Termination Date, plus accrued earnings on such amount calculated as if invested at the Prime Interest Rate from the Termination Date, until such amount is invested in Deferred Compensation Accounts pursuant to the provisions of Section 5.3.

1.17 "Pension Benefit Investment Date" means the date to be determined by the Committee, as of which the Director's Pension Benefit will be credited to a Deferred Compensation Account in accordance with the director's Deferred Pension Election under Section 5.3.

1.18 "Plan" means the Deferred Compensation Plan for Directors of The Southern Company as from time to time in effect.

1.19     "Plan Period" shall mean the period designated in Section 4.

1.20 "Prime Interest Rate" means the prime rate of interest as published in the Wall Street Journal.

1.21 "Prime Rate Investment Account" means the bookkeeping account established pursuant to Section 6.1 in which a Director may elect to defer compensation or make investments, the investment return on which is computed at the Prime Interest Rate.

1.22 "Stock Retainer" means the annual Board retainer fee that the Board has determined to credit to a Director's Deferred Stock Account.

1.23 "Termination Date" means January 1, 1997, the date as of which The Southern Company Outside Directors Pension Plan was effectively terminated.

Where the context requires, words in the masculine gender shall include the feminine gender, words in the singular shall include the plural, and words in the plural shall include the singular.

                                    SECTION 2

                                     Purpose

The Plan provides a method of deferring payment to a Director of his compensation until a date following the termination of his membership on the Board of Directors.

                                    SECTION 3

                                   Eligibility

An individual who serves as a Director and is not otherwise actively employed by the Company or any of its subsidiaries or affiliates is eligible to participate in the Plan.

                                    SECTION 4

                                  Plan Periods

The first Plan Period under this amended and restated plan shall begin April 1, 1997. Said first Plan Period shall be a nine-month period and all subsequent Plan periods shall be on a calendar year basis, except that the initial Plan Period applicable to any person elected to the Board who was not a Director on the preceding December 31, shall begin on the first day of such Director's membership on the Board.

                                    SECTION 5

                                    Elections

5.1      Cash Compensation

         (a) Prior to the beginning of a Plan Period, a Director may direct that payment of all or any portion of cash compensation that otherwise would be paid to the Director for the Plan Period, be deferred in amounts as designated by the Director, and credited to (i) a Prime Rate Investment Account, (ii) a Common Stock Investment Account, or (iii) a Deferred Stock Account. Upon the Director's termination from the Board of Directors, such deferred compensation and accumulated investment return held in the Director's Deferred Compensation Accounts shall be distributed to the Director in accordance with the Director's Distribution Election and the provisions of Section 7.

         (b) An election to defer cash compensation is irrevocable. Such an election shall continue from Plan Period to Plan Period unless the Director changes his election to defer cash compensation paid in a future Plan Period prior to the beginning of such future Plan Period.

         (c) Cash compensation deferred under this Section 5.1 shall be invested in Deferred Compensation Accounts as directed by the Director on the Compensation Payment Date.

5.2      Stock Retainer

         Director compensation designated as Stock Retainer shall be credited to the Director's Deferred Stock Account as of the Compensation Payment Date. Upon the Director's termination from the Board of Directors, such compensation and accumulated investment return held in the Director's Deferred Stock Account shall be distributed to the Director in accordance with the Director's Distribution Election and the provisions of Section 7.

5.3      Deferred Pension Election

         Any Director, who has a Pension Benefit as of the Termination Date, must make a single one-time election, on or before March 31, 1997, to credit all of his Pension Benefit into a Deferred Compensation Account. The Pension Benefit will be credited on the Pension Benefit Investment Date, at the election of the Director, to (i) a Prime Rate Investment Account, (ii) a Common Stock Investment Account, or (iii) a Deferred Stock Account. Upon the Director's termination from the Board of Directors, such Pension Benefit and accumulated investment return held in the Director's Deferred Compensation Accounts shall be distributed to the Director in accordance with the Director's Distribution Election and the provisions of Section 7.

5.4      Distribution Election

         (a) Prior to the establishment of a Deferred Compensation Account for a Director under this amended and restated plan, the Director may elect that upon termination from the Board of Directors the values and quantities held in the Directors Deferred Compensation Accounts be distributed to the Director, pursuant to the provisions of Section 7, in a single distribution or in a series of annual installments not to exceed ten (10). The time for the commencement of distribution shall not be later than the first day of the month coinciding with or next following the second anniversary of termination of Board membership.

         (b) A Distribution Election is irrevocable except that a Director may amend the Distribution Election then in effect not prior to the 390th day nor later than the 360th day prior to his termination of Board membership.

5.5      Beneficiary Election

         A Director or former Director may designate a beneficiary to receive distributions from the Plan in accordance with the provisions of
         Section 7 upon the death of the director. The Beneficiary Election may be changed by a Director or former Director at any time, and without the consent of the prior Beneficiary.

5.6      Form of Election

         All elections pursuant to the provisions of this Section 5 of the Plan shall be made in writing to the Secretary of the Company on a form or forms available upon request from the Secretary.

                                    SECTION 6

                                    Accounts

6.1      Prime Rate Investment Account

         A Prime Rate Investment Account shall be established for each Director electing deferral or investment at the Prime Interest Rate. The amount directed by the Director to such account shall be credited to it as of the Pension Benefit Investment Date or Compensation Payment Date, as applicable, and credited thereafter with interest computed using the Prime Interest Rate. Interest shall be computed from the date such compensation is credited to the account and compounded quarterly at the end of each calendar quarter. The Prime Interest Rate in effect on the first day of a calendar quarter shall be deemed the Prime Interest Rate in effect for that entire quarter. Interest shall accrue and compound on any balance until the amount credited to the account is fully distributed.

6.2      Common Stock Investment Account

         The Common Stock Investment Account established for each Director electing deferral or investment at the Common Stock investment rate shall be credited with the number of shares (including fractional shares rounded to the nearest ten-thousandth) of Common Stock which could have been purchased on the Pension Benefit Investment Date or the Compensation Payment Date, as applicable, based on the Market Value as of such date. On the date of the payment of dividends on the Common Stock, the Director's Common Stock Investment Account shall be credited with additional shares (including fractional shares rounded to the nearest ten-thousandth) of Common Stock, as follows:

         (a) In the case of cash dividends, such additional shares as would have been purchased as of the Common Stock dividend payment date as if the credited shares had been outstanding and dividends reinvested thereon under the Southern Investment Plan;

         (b) In the case of dividends payable in property other than cash or Common Stock, such additional shares as could be purchased at the Market Value as of the date of payment with the fair market value of the property which would have been payable if the credited shares had been outstanding; and

         (c) In the case of dividends payable in Common Stock, such additional shares as would have been payable on the credited shares if they had been outstanding.

6.3      Deferred Stock Account

         (a)      A Director's Deferred Stock Account will be credited:

                  (i) with the number of shares of Common Stock (rounded to the nearest ten thousandth of a share) determined by dividing the amount subject to deferral or investment in the Deferred Stock Account by the average price paid by the Trustee of the Directors' Stock Trust for shares of Common Stock with respect to the Pension Benefit Investment Date or the Compensation Payment Date, as applicable, as reported by the Trustee, or, if the Trustee shall not at such time purchase any shares of Common Stock, by the Market Value on such date;

                  (ii) as of the date on which Stock Retainer is paid, with the number of shares of Common Stock (rounded to the nearest ten thousandth of a share) determined by dividing the amount of the Stock Retainer by the average price paid by the Trustee of the Directors' Stock Trust for shares of Common Stock with respect to such payment date, as reported by the Trustee, or, if the Trustee shall not at such time purchase any shares of Common Stock, by the Market Value on such date; and

                  (iii) as of each date on which dividends are paid on the Common Stock, with the number of shares of Common Stock (rounded to the nearest ten thousandth of a share) determined by multiplying the number of shares of Common Stock credited in the Director's Deferred Stock Account on the dividend record date, by the dividend rate per share of Common Stock, and dividing the product by the price per share of Common Stock attributable to the reinvestment of dividends on the shares of Common Stock held in the Directors' Stock Trust on the applicable dividend payment date or, if the Trustee of the Directors' Stock Trust has not reinvested in shares of Common Stock on the applicable dividend reinvestment date, the product shall be divided by the Market Value on the dividend payment date.

         (b) If the Company enters into transactions involving stock splits, stock dividends, reverse splits or any other recapitalization transactions, the number of shares of Common Stock credited to a Director's Deferred Stock Account will be adjusted (rounded to the nearest ten thousandth of a share) so that the Director's Deferred Stock Account reflects the same equity percentage interest in the Company after the recapitalization as was the case before such transaction.

         (c) If at least a majority of the Company's stock is sold or exchanged by its shareholders pursuant to an integrated plan for cash or property (including stock of another corporation) or if substantially all of the assets of the Company are disposed of and, as a consequence thereof, cash or property is distributed to the Company's shareholders, each Director's Deferred Stock Account will, to the extent not already so credited under this Section 6.3, be (i) credited with the amount of cash or property receivable by a Company shareholder directly holding the same number of shares of Common Stock as is credited to such Director's Deferred Stock Account and (ii) debited by that number of shares of Common Stock surrendered by such equivalent Company shareholder.

         (d) Each Director who has a Deferred Stock Account also shall be entitled to provide directions to the Committee to cause the Committee to similarly direct the Trustee of the Director's Stock Trust to vote, on any matter presented for a vote to the shareholders of the Company, that number of shares of Common Stock held by the Director's Stock Trust equivalent to the number of shares of Common Stock credited to the Director's Deferred Stock Account. The Committee shall arrange for distribution to all Directors in a timely manner of all communications directed generally to the shareholders of the Company as to which their votes are solicited.

                                    SECTION 7

                                  Distributions

7.1 Upon termination of a Director's membership on the Board, the amount credited to a Director's Deferred Compensation Accounts will be paid to the Director or his beneficiary, as applicable. The amount credited to a Director's Prime Rate Investment Account and Common Stock Investment Account shall be paid in cash and the amount credited to his Deferred Stock Account shall, except as otherwise provided in Section 6.3(c),
         Section 8, or to the extent the Company is otherwise, in the reasonable judgment of the Committee, precluded from doing so, be paid in shares of Common Stock (with any fractional share interest therein paid in cash to the extent of the then Market Value thereof). Such payments shall be from the general assets of the Company (including the Directors' Stock Trust) in accordance with this Section 7.

7.2 Unless other arrangements are specified by the Committee on a uniform and nondiscriminatory basis, deferred amounts shall be paid in the form of (i) a lump sum payment, or (ii) in approximately equal annual installments, as elected by the Director pursuant to the provision of
         Section 5.4; provided, however, that payments shall be made only in a single lump sum if payment commences due to termination for cause. Such payments shall be made (or shall commence) as soon as practicable following the termination of Board membership or, if so elected in the Distribution Election, up to twenty-four (24) months following such termination.

         In the event a Director elected to receive the balance of his Deferred Compensation Accounts in a lump sum, distribution shall be made on the first day of the month selected by the Director on his Distribution Election, or as soon as reasonably possible thereafter. If the Director elected to receive annual installments, the first payment shall be made on the first day of the month selected by a Director, or as soon as reasonably possible thereafter, and shall be equal to the balance in the Director's Deferred Compensation Accounts on such date divided by the number of annual installment payments. Each subsequent annual payment shall be an amount equal to the balance in the Director's Deferred Compensation Accounts on the date of payment divided by the number of remaining annual payments and shall be paid on the anniversary of the preceding date of payment. The Market Value of any shares of Common Stock credited to a Director's Common Stock Investment Account shall be determined as of the twenty-fifth (25th) day of the month immediately preceding the date of any lump sum or installment distribution.

         Upon the death of a Director, or a former Director prior to the payment of all amounts credited to the Director's Deferred Compensation Accounts, the unpaid balance shall be paid in the sole discretion of the Committee (i) in a lump sum to the designated beneficiary of such Director or former Director within thirty (30) days of the date of death (or as soon as reasonably possible thereafter) or (ii) in accordance with the Distribution Election made by such Director or former Director. In the event a beneficiary designation has not been made, or the designated beneficiary is deceased or cannot be located, payment shall be made to the estate of the Director or former Director. The Market Value of any shares of Common Stock credited to a Director's Common Stock Investment Account shall be determined as of the twenty-fifth (25th) day of the month immediately preceding the date of any lump sum or installment distribution.

                                    SECTION 8

                               General Provisions

8.1 The Company shall make no provision for the funding of any Deferred Compensation Accounts payable hereunder that (i) would cause the Plan to be a funded plan for purposes of section 404(a)(5) of the Code or
         (ii) would cause the Plan to be other than an "unfunded and unsecured promise to pay money or other property in the future" under Treasury Regulations ss. 1.83-3(e); and, except to the extent specified in the Directors' Stock Trust following a "change of control" (as defined in the Directors' Stock Trust) of the Company, the Company shall have no obligation to make any arrangement for the accumulation of funds to pay any amounts under this Plan. Subject to the restrictions of the preceding sentence and in Section 8.3 herein, the Company, in its sole discretion, may establish one or more grantor trusts described in Treasury Regulations ss. 1.677(a)-I(d) to accumulate funds and/or shares of Common Stock to pay amounts under this Plan, provided that the assets of such trust shall be required to be used to satisfy the claims of the Company's general creditors in the event of the Company's bankruptcy or insolvency.

8.2 In the event that the Company shall decide to establish an advance accrual reserve on its books against the future expense of payments from any Deferred Compensation Accounts, such reserve shall not under any circumstances be deemed to be an asset of this Plan but, at all times, shall remain a part of the general assets of the Company, subject to claims of the Company's creditors.

8.3 A person entitled to any amount under this Plan shall be a general unsecured creditor of the Company with respect to such amount. Furthermore, a person entitled to a payment or distribution with respect to a Deferred Compensation Account, shall have a claim upon the Company only to the extent of the balance in his Deferred Compensation Accounts.

8.4 All commissions, fees and expenses that may be incurred in operating the Plan and any related trust established in accordance with Section
         8.1 herein (including the Directors' Stock Trust) will be paid by the Company.

8.5 Notwithstanding any other provision of this Plan: (i) elections under this Plan may only be made by Directors while they are directors of the Company; (with the exception of the designation of beneficiaries) and
         (ii) distributions otherwise payable to a Director in the form of Common Stock shall be delayed and/or instead paid in cash in an amount equal to the fair market value thereof if such payment in Common Stock would violate any federal or State securities laws (including Section 16(b) of the Securities Exchange Act of 1934, as amended) and/or rules and regulations promulgated thereunder.

8.6 Directors, their legal representatives and their beneficiaries shall have no right to anticipate, alienate, sell, assign, transfer, pledge or encumber their interests in the Plan, nor shall such interests be subject to attachment, garnishment, levy or execution by or on behalf of creditors of the Directors or of their beneficiaries.

                                    SECTION 9

                                 Administration

Subject to the express provisions of the Plan, the Committee shall have the exclusive right to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan. The decisions, actions and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan.

The Committee may delegate to such officers, employees or departments of the Company such authority, duties, and responsibilities of the Committee as it, in its sole discretion, considers necessary or appropriate for the proper and efficient operation of the Plan, including, without limitation, (i) interpretation of the Plan, (ii) approval and payment of claims, and (iii) establishment of procedures for administration of the Plan.

                                   SECTION 10

                    Amendment, Termination and Effective Date

10.1     Amendment of the Plan

         Subject to the provisions of Section 10.3 herein, the Plan may be wholly or partially amended or otherwise modified at any time by written action of the Board of Directors.

10.2     Termination of the Plan

         Subject to the provisions of Section 10.3 herein, the Plan may be terminated at any time by written action of the Board of Directors.

10.3     No Impairment of Benefits

         Notwithstanding the provisions of Sections 10.1 and 10.2, herein no amendment to or termination of the Plan shall impair any rights to benefits which have accrued hereunder.

10.4     Governing Law

         This Plan shall be construed in accordance with and governed by the laws of the State of Georgia.

         IN WITNESS WHEREOF, the Plan, as amended and restated effective February 17, 1997, has been executed pursuant to resolutions of the Board of Directors of The Southern Company, this ____ day of _______________, 1997.

                                         THE SOUTHERN COMPANY


                                          By: ________________________________

Attest:


By: ___________________________